U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person

LeBuhn,                    Robert
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   (Last)               (First)                 (Middle)

31 Murray Hill Square
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                                    (Street)

Murray Hill,           NJ                            07974
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol


Enzon, Inc. (ENZN)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

June 30, 1997
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


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7.  Independent or Joint/Group Filing
    (Check applicable line)

    [ x ] Form filed by One Reporting Person
    [   ] Form filed by More than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Security Acquired (A) or        Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
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Common Stock(1)                            12/03/96      P               844      A      $4.25                      D
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Common Stock(1)                            12/03/96      P              1,143     A      $3.50                      D
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Common Stock(1)                            12/03/96      P              1,264     A      $2.375                     D
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Common Stock(1)                            12/31/96      P              1,362     A      $2.9375                    D
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Common Stock(1)                            03/31/97      P              1,561     A      $2.5625                    D
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Common Stock(1)                            06/30/97      P              1,556     A      $2.25     27,730           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Stock Option (2)                                                                Common
(right to buy)      $2.9375   01/02/97  A     60,000        (3)       1/02/07   Stock     60,000         60,000    D
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Explanation of Responses:

(1) Purchased pursuant to the Company's 1996 Independent Directors Stock Plan and qualified under Rule 16b-3.

(2) Granted pursuant to the Company's Non-Qualified Stock Option Plan and qualified under Rule 16b-3.

(3) Option vests and becomes exercisable in three installments of 20,000 shares each on January 2, 1998, January 2, 1999 and January 2, 2000, respectively.

/S/ ROBERT LE BUHN                                          07/22/97
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.